EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF June 29, 2007

among

COURTSIDE ACQUISITION CORP.,

as Borrower,

and

ARES CAPITAL CORPORATION,

and

THE OTHER LENDERS PARTY HERETO,

as Lenders

i

4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	34
4.2	Authorization of Borrowing, etc.	35
4.3	Financial Condition	36
4.4	No Material Adverse Change; No Restricted Payments	36
4.5	Title to Properties; Liens; Real Property; Intellectual Property	36
4.6	Litigation; Compliance with Laws	39
4.7	Payment of Taxes	39
4.8	Performance of Agreements; Material Contracts	39
4.9	Governmental Regulation	40
4.10	Securities Activities	40
4.11	Employee Benefit Plans	40
4.12	Certain Fees	41
4.13	Environmental Protection	41
4.14	Employee Matters	42
4.15	Solvency	42
4.16	Related Agreements	42
4.17	Transactions with Shareholders and Affiliates	43
4.18	Disclosure	43
Section 5.	AFFIRMATIVE COVENANTS	43
5.1	Financial Statements and Other Reports	43
5.2	Existence, etc.	47
5.3	Payment of Taxes and Claims; Tax	47
5.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds	47
5.5	Observation and Inspection Rights	48
5.6	Compliance with Laws	48
5.7	Environmental Disclosure	48
5.8	Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws	49
Section 6.	NEGATIVE COVENANTS	50
6.1	Indebtedness; Preferred Stock; Disqualified Stock	50
6.2	Liens and Related Matters	50
6.3	Investments; Acquisitions; Joint Ventures	51
6.4	Contingent Obligations; Hedging Obligations	52
6.5	Restricted Payments	53
6.6	Financial Covenant	53
6.7	Restriction on Fundamental Changes; Asset Sales; Permitted Acquisitions	54
6.8	Consolidated Capital Expenditures	57
6.9	Transactions with Members and Affiliates	57
6.10	Sales and Lease-Backs	57
6.11	Conduct of Business	58
6.12	Amendments or Waivers of Certain Agreements; Amendments of Documents Related to Subordinated Indebtedness	58
6.13	Fiscal Year	58
Section 7.	EVENTS OF DEFAULT	58

7.1	Failure to Make Payments When Due	58
7.2	Breach of Certain Covenants	59
7.3	Breach of Warranty	59
7.4	Other Covenant Defaults	59
7.5	Involuntary Bankruptcy; Appointment of Receiver, etc.	59
7.6	Voluntary Bankruptcy; Appointment of Receiver, etc.	59
7.7	Judgments and Attachments	60
7.8	Dissolution	60
7.9	Employee Benefit Plans	60
Section 8.	MISCELLANEOUS	60
8.1	Successors and Assigns; Assignments and Participations in Loans	60
8.2	Expenses	63
8.3	Indemnity	63
8.4	Set-Off	64
8.5	Ratable Sharing	64
8.6	Amendments and Waivers	65
8.7	Independence of Covenants	66
8.8	Notices; Effectiveness of Signatures	66
8.9	Survival of Representations, Warranties and Agreements	66
8.10	Failure or Indulgence Not Waiver; Remedies Cumulative	66
8.11	Marshalling; Payments Set Aside	66
8.12	Severability	67
8.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	67
8.14	Applicable Law	67
8.15	Construction of Agreement; Nature of Relationship	67
8.16	Consent to Jurisdiction and Service of Process	68
8.17	Waiver of Jury Trial	68
8.18	Confidentiality	69
8.19	Counterparts; Effectiveness	70
8.20	Entire Agreement	70
8.21	USA PATRIOT Act Notice	70

EXHIBITS

I.	FORM OF NOTICE OF BORROWING

II.	FORM OF NOTE

III.	FORM OF COMPLIANCE CERTIFICATE

IV.	FORM OF LEGAL OPINION OF BORROWER’S COUNSEL

V.	FORM OF ASSIGNMENT AGREEMENT

VI.	FORM OF OFFICER’S SOLVENCY CERTIFICATE

SCHEDULES

Schedule 1.1A	ACN Acquisition Documents
Schedule 1.1B	Consolidated EBITDA
Schedule 3.3A	Corporate and Capital Structure
Schedule 3.3B	Ownership; Management
Schedule 4.1	Jurisdictions; Subsidiaries
Schedule 4.5B	Real Property
Schedule 4.5C	Intellectual Property
Schedule 4.8	Material Contracts
Schedule 4.13	Environmental Matters
Schedule 4.17	Permitted Affiliate Transactions

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of June 29, 2007, and entered into by and among COURTSIDE ACQUISITION CORP., a Delaware corporation (“Borrower”), ARES CAPITAL CORPORATION, a Delaware corporation, for itself as a lender hereunder (in such capacity, the “Initial Lender”) and the other LENDERS from time to time party hereto (the Initial Lender may be, and each of the other lenders hereunder are, individually referred to herein as a “Lender” and, collectively, as “Lenders”).

R E C I T A L S

WHEREAS, Borrower wishes to obtain financing for the purpose of acquiring (the “ACN Acquisition”) substantially all of the assets of American Community Newspapers LLC, a Delaware limited liability company (the “ACN Seller”), pursuant to the ACN Acquisition Agreement (as defined herein); and

WHEREAS, Borrower has requested that the Initial Lender loan to Borrower up to Thirty Million Dollars ($30,000,000) for (a) the consummation of the ACN Acquisition and the arrangements contemplated by the ACN Acquisition Agreement; (b) the payment of fees and expenses hereunder and fees and expenses related to the foregoing transactions; and (c) for other purposes permitted hereunder; and for these purposes, the Initial Lender is willing to make a loan to Borrower of up to such amount upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	DEFINITIONS
1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“ACN Acquisition” has the meaning set forth in the recitals.

“ACN Acquisition Agreement” means the Asset Purchase Agreement, dated as of January 24, 2007, by and among Borrower, the ACN Seller and solely for purposes of Section 2.22 thereof, ACN Holding LLC, as amended by that certain letter agreement, dated May 2, 2007, by and among Borrower, ACN Seller and ACN Holding LLC and that certain letter agreement dated June 29, 2007, by and among Borrower, ACN Seller and ACN Holding LLC, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time pursuant to the Opco Credit Agreement, as assigned by Borrower to Opco pursuant to the ACN Acquisition Agreement Assignment.

“ACN Acquisition Agreement Assignment” means the Assignment, dated June 29, 2007 by and between Borrower and Opco.

“ACN Acquisition Documents” means the ACN Acquisition Agreement and the other purchase agreements and related documents (including all approvals and consents obtained, and all legal opinions delivered, in connection with the ACN Acquisition) pursuant to which the ACN Acquisition is implemented or evidenced as more particularly described in Schedule 1.1A annexed hereto.

“ACN Earnout Payment” means, collectively, (i) the contingent payment not to exceed Fifteen Million Dollars ($15,000,000) that Borrower or Opco may be required to pay to the ACN Seller pursuant to Section 1.6(a) of the ACN Acquisition Agreement as in effect on the Closing Date and (ii) the contingent payment not to exceed Ten Million Dollars ($10,000,000) that Borrower or Opco may be required to pay to the ACN Seller pursuant to Section 1.6(b) of the ACN Acquisition Agreement as in effect on the date of this Agreement, in each case, together with any accrued interest thereon as required by that certain letter agreement, dated June 29, 2007, by and among Borrower, ACN Seller and ACN Holding LLC.

“ACN Seller” has the meaning set forth in the recitals.

“Acquisition Pro Forma” has the meaning assigned to that term in Section 6.7(iii).

“Acquisition Projections” has the meaning assigned to that term in Section 6.7(iii).

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement dated as of June 29, 2007, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Domestic Subsidiaries) of (i) all or substantially all of the Capital Stock of Borrower or any of its Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside the ordinary course of business.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit V annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” has the meaning set forth in the introduction to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Illinois or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock, membership interests or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and (v) shares of any money market mutual fund that (a) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means the consummation of any transaction which results in any “person” or “group” becoming the “beneficial owner” (in each case, within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder) of capital stock representing more than 50% of the issued and outstanding common stock of, par value $0.0001 per share of Borrower or which results in Borrower directly, legally and beneficially owning and controlling less than 100% of the issued and outstanding Capital Stock of Opco.

“Closing Date” means July 2, 2007, the date on which the initial Loans are made.

“Commitment” means the commitment of the Initial Lender to make the Loan as set forth in Section 2.1A.

“Community Newspaper Publishing Assets” means community newspapers, specialty magazines and other related publications in the United States of America, in each case, of the type similar to those published by ACN Seller as of the Closing Date, and related publishing assets, including websites and e-commerce.

“Compliance Certificate” means a certificate substantially in the form of Exhibit III annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries or are otherwise treated as capital expenditures in accordance with GAAP; provided that Consolidated Capital Expenditures shall not include any such expenditures of which constitute (i) a Permitted Acquisition, (ii) to the extent expressly permitted by this Agreement, a reinvestment of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds or (iii)  expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for Borrower and its Subsidiaries, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs). For the avoidance of doubt, Consolidated Cash Interest Expense shall not include PIK Interest under this Agreement that is capitalized in accordance with the terms hereof.

“Consolidated Current Assets” means, for Borrower and its Subsidiaries, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (i) Cash and Cash Equivalents and (ii) current portions of deferred Taxes.

“Consolidated Current Liabilities” means, for Borrower and its Subsidiaries, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portions of (i) Funded Debt, (ii) Capital Leases and (iii) deferred taxes.

“Consolidated EBITDA” means, for Borrower and its Subsidiaries, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for Taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash expenses, losses and charges (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), and (vii) subject to the review and approval by the administrative agent under the Opco Credit Agreement, any non-recurring, out-of-pocket expenses or charges of up to Three Hundred Fifty Thousand Dollars ($350,000) per annum relating to any Permitted Acquisition, Investment, Joint Venture or Asset Sale, whether or not successful, but only, in the case of clauses (ii) – (vii), to the extent deducted in the calculation of Consolidated Net Income, less (y) other non-cash revenue, income or gains added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), and (z) interest income added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided that the foregoing amounts shall be adjusted for the items described on Schedule 1.1B annexed hereto, and the total of all such adjustments for such items shall be in amounts not to exceed the total amounts set forth on Schedule 1.1B; provided further that any adjustment for such items that has been approved by the administrative agent under the Opco Credit Agreement must also be approved by the Initial Lender if such adjustment, when taken together with all other adjustments (excluding those items described on Schedule 1.1B as of the Closing Date), exceeds Five Hundred

Thousand Dollars ($500,000) per annum. Notwithstanding the foregoing, (A) for purposes of calculating Consolidated EBITDA for any Fiscal Quarter or month prior to the Closing Date, Consolidated EBITDA for such Fiscal Quarter or month shall be the amount set forth on Schedule 1.1B and (B) for purposes of calculating Consolidated EBITDA hereunder, the effects of purchase accounting, as applied to deferred revenue pursuant to Statement of Financial Accounting Standard No. 141 and relevant authoritative accounting literature, shall be ignored.

“Consolidated Excess Cash Flow” means, for Borrower and its Subsidiaries, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) Debt Service, (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) the provision for current Taxes based on income of Borrower and its Subsidiaries and payable in cash with respect to such period, (d) any ACN Earnout Payment to the extent permitted hereunder and to the extent proceeds of revolving loans under the Opco Credit Agreement or equity or debt issuances of Borrower are not used for such ACN Earnout Payment, (e) the unfinanced portions of Permitted Acquisitions, Investments and Joint Ventures permitted under the Opco Credit Agreement not to exceed in the aggregate Five Million Dollars ($5,000,000) and (f) net Cash payments made by Opco relating to Hedging Obligations permitted under this Agreement; provided that for purposes of calculating Consolidated Excess Cash Flow for the Fiscal Year ended as at December 31, 2008, any payment of the portion of the ACN Earnout Payment required by Section 1.6(a) of the ACN Acquisition Agreement as in effect on the Closing Date that is permitted to be paid in Fiscal Year 2009 only shall be included in the calculation of Consolidated Excess Cash Flow for the Fiscal Year ended as at December 31, 2008.

“Consolidated Interest Expense” means, for Borrower and its Subsidiaries, for any period, total interest expense whether or not paid (including interest expense attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and other amounts payable to Lenders or the administrative agent under the Opco Credit Agreement that is considered interest expense in accordance with GAAP.

“Consolidated Net Income” means, for Borrower and its Subsidiaries, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than any or all of Borrower and its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any or all of Borrower and its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with any or all of Borrower and its Subsidiaries or that Person’s assets are acquired by any or all of Borrower and its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-Tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses, and (vi) any asset impairment write-down or any write-up of any assets.

“Consolidated Total Debt” means, for Borrower and its Subsidiaries, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the Letter of Credit Usage, and (iii) without duplication of the foregoing, obligations under non-compete, consulting agreements (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price), or other similar agreements or arrangements entered into in connection with acquisitions; provided that “Consolidated Total Debt” shall not include any liability for the ACN Earnout Payment or Preferred Stock of Borrower.

“Consolidated Total Debt Leverage Ratio” means, for Borrower and its Subsidiaries, as of any date, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four (4) Fiscal Quarters most recently ended prior to such date.

“Consolidated Working Capital” means, for Borrower and its Subsidiaries, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities, provided that such calculation shall be on a pro-forma basis with respect to any acquisition, disposition or reclassification.

“Consolidated Working Capital Adjustment” means, for Borrower and its Subsidiaries, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (iii) under Hedge Agreements, (iv) with respect to any off-balance sheet transaction, or (v) under any earnout arrangement or agreement. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto. It is understood and agreed that the Lenders shall not, by virtue of their capacities as such under this Agreement, be deemed to Control Borrower or any of its Subsidiaries.

“Credit Documents” means this Agreement and the Notes and any ancillary documents executed in connection with any of the foregoing.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party, all as amended, restated, supplemented or otherwise modified from time to time.

“Debt Service” means, for Borrower and its Subsidiaries, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, and (ii) scheduled principal payments (but not mandatory prepayments) on Consolidated Total Debt (including rental payments in respect of Capital Leases and payments made pursuant to non-compete agreements to the extent included in Consolidated Total Debt), all as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.

“Default Rate” means a rate of interest that is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Loan.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the six-month anniversary of the Maturity Date, or (ii) is convertible into or exchangeable for (a) debt securities or (b) any Capital Stock referred to in clause (i) above, in each case at any time prior to the six-month anniversary of the Maturity Date; provided that any Capital Stock of the Borrower that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless (x) such repurchase or redemption complies with Section 6.5 or (y) the Loans, including all accrued and unpaid interest thereon or any prepayment owed in respect thereof, have been paid in full.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiaries” means Subsidiaries that are incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank or financial institution organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that none of Borrower or its Subsidiaries and Affiliates shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any or all of Borrower, its Subsidiaries or their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of, violation, claim, action, suit, proceeding or demand by any Government Authority or other Person, or any abatement order or other order or directive (conditional or otherwise), by any Government Authority, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (in each case to the extent related to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to land use or any Hazardous Materials Activity, or (ii) occupational safety and health, industrial hygiene or the protection of human health (in each case to the extent related to exposure to Hazardous Materials) applicable to any or all of Borrower and its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of Borrower, Borrower, their Subsidiaries or their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension

Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan, which in either case could reasonably be expected to result in the termination of such Pension Plan; (vi) the imposition of liability on any of Borrower, Borrower, their Subsidiaries or their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any of Borrower, Borrower, their Subsidiaries or their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that results in, or that could reasonably be expected to result in, the imposition of withdrawal liability on Borrower, Borrower, their Subsidiaries or any of their ERISA Affiliates therefor, or the receipt by any of Borrower or its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any of Borrower or its ERISA Affiliates in connection with any Pension Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any or all of Borrower, Borrower and their Subsidiaries or any of their respective predecessors or Affiliates.

“Fee Letter” means that certain letter agreement, dated June 29, 2007 between Borrower and the Initial Lender.

“Financial Plan” has the meaning assigned to that term in Section 5.1(xi).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the Sunday nearest (before or after) December 31 of each calendar year.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt”, as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors, management committee or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company or other entity.

“Government Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to or filing with, any Government Authority.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current or proposed use, storage, holding, presence, location, Release, threatened Release, discharge, placement, generation, transportation, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Hedging Obligations” has the meaning set forth in clause (ii) of the definition of Obligations.

“Historical Financial Statements” has the meaning assigned to that term in Section 6.7(iii).

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument including amounts payable as adjustment to the purchase price in connection with any Permitted Acquisition, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include the ACN Earnout Payment. For the purposes of Section 6.6 only, Obligations under Interest Rate Agreements and Currency Agreements constitute (X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases thereunder, Investments, and in neither case thereunder constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in Section 8.3.

“Indemnitee” has the meaning assigned to that term in Section 8.3.

“Initial Lender” has the meaning assigned to such term in the introduction to this Agreement; provided that if Initial Lender shall no longer be a Lender hereunder, any provision of this Agreement requiring the consent or approval of the Initial Lender shall instead be read to require the consent or approval of the Requisite Lenders.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, websites, domain names, software, know-how and processes used in or necessary for the conduct of the business of any or all of Borrower and its Subsidiaries as currently conducted.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any or all of Borrower and its Subsidiaries is a party, all as amended, restated, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by any or all of Borrower, Borrower and their Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower or Borrower from any Person other than Borrower or Borrower, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any or all of Borrower, Borrower, and their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such

Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Key-Person Life Insurance Policy” means the life insurance policy issued by Phoenix Life Insurance, with respect to Eugene V. Carr, having a stated death benefit of Four Million Five Hundred Thousand Dollars ($4,500,000), and any replacements therefore which are reasonably acceptable to the Initial Lender.

“Letter of Credit” or “Letters of Credit” means letters of credit issued or to be issued by issuing lenders under the Opco Credit Agreement for the account of Opco.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by issuing lenders under the Opco Credit Agreement and not theretofore reimbursed out of the proceeds of revolving loans under the Opco Credit Agreement or otherwise reimbursed by Opco.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” has the meaning assigned to that term in Section 2.1A.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, assets, financial condition or prospects of Borrower and its Subsidiaries, taken as a whole, or (ii) a material impairment of the ability of Borrower or its Subsidiaries to perform, or of Lenders to enforce, the Obligations.

“Material Contract” means (i) any of the ACN Acquisition Documents, (ii) the Opco Credit Agreement, (iii) this Agreement and (iv) any agreement, contract or other arrangement to which Borrower and any of its Subsidiaries is a party for which breach, non-performance, cancellation or failure to renew could have a Material Adverse Effect.

“Maturity Date” means June 30, 2014.

“Maximum Lawful Rate” has the meaning assigned to that term in Section 2.2E.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds,” with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide reasonable direct costs incurred in connection with such Asset Sale, including (i) income Taxes reasonably estimated to be actually payable within two (2) years of the date of such Asset Sale as a result of any income or gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) reasonable out-of-pocket transaction fees and expenses incurred as a direct result of such Asset Sale, including reasonable legal and accounting fees, investment banking fees and brokerage or similar fees and expenses (other than fees and expenses payable to Borrower or any of its Subsidiaries or Affiliates).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Borrower or its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any or all of Borrower and its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any or all of Borrower and its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.8.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Term Notes and the Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Obligations” means all obligations of every nature of Borrower from time to time owed to the Initial Lender or each Lender (or any Person party to Interest Rate Agreements with Borrower or its Subsidiaries and at the time of entry into such agreements such Person is a Lender or an Affiliate of a Lender) under the Credit Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and under any Hedge Agreements (which such Hedge Agreements are permitted hereunder) (all such obligations with respect to any such Hedge Agreements, “Hedging Obligations”).

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Opco” means ACN OPCO LLC.

“Opco Collateral Documents” means the Opco Credit Agreement, as it relates to the security and collateral obligations thereunder, and each of the related security and collateral documents.

“Opco Credit Agreement” means that certain Credit Agreement, dated as of June 29, 2007, among Opco, Borrower, Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as lead arranger, and the other lenders from time to time party thereto, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time and including all replacements, renewals and substitutions thereof.

“Opco Credit Documents” means the Opco Credit Agreement, the notes thereunder, the letters of credit thereunder, the Opco Collateral Documents and any ancillary documents executed in connection with any of the foregoing.

“Operating Lease,” as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized, including, as applicable, certificates or articles of organization, formation or incorporation, bylaws, limited liability company or operating agreements, partnership agreements, or trust agreements.

“Participant” means a holder of a participation interest in the Loans hereunder pursuant to Section 8.1C hereof.

“PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PATRIOT Act Disclosures” means all documentation and other information which any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” has the meaning assigned to that term in Section 6.7(iii).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim and any such Lien expressly prohibited by any applicable terms of any of the Opco Collateral Documents):

(i) Liens for Taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or

(b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, surety and appeal bonds, performance bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced on account thereof;

(iv) any attachment or judgment Lien not constituting an Event of Default under Section 7.7;

(v) leases or subleases granted to third parties in accordance with any applicable terms of the Opco Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of any or all of Borrower and its Subsidiaries;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of any or all of Borrower and its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi) Liens granted pursuant to the Opco Collateral Documents;

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any or all of Borrower and its Subsidiaries; and

(xiii) licenses of patents, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary.

“Permitted Sale Notes” means promissory notes issued pursuant to Asset Sales permitted under Section 6.7(ii); provided that (i) the aggregate principal amount of such notes at any time outstanding shall not exceed Five Million Five Hundred Thousand ($5,500,000) for all such Asset Sales and (ii) for each single Asset Sale, such notes shall not exceed fifty (50%) of the sales price for such Asset Sale.

“Permitted Tax Distributions” means aggregate cash distributions by Borrower’s Subsidiaries to Borrower, in amounts not exceeding the amount of income Taxes deemed payable by Borrower to pay that portion of the estimated and final federal, state and local income Tax liabilities attributable to the net income of Borrower’s Subsidiaries (taking into account to the extent, if any, losses of Borrower’s Subsidiaries, from prior periods which are permitted to be applied by Borrower to offset income in the current period). Such distributions to be made as and when such Taxes are due and payable with respect to each period for which an installment of estimated Tax would be required to be paid by Borrower (and then, not more than fifteen (15) days prior to the due date of the Taxes which are the subject of such distribution), except that an additional final distribution may be made after the final taxable income of Borrower’s Subsidiaries, for any Fiscal Year has been determined; provided, that the maximum aggregate amount of Permitted Tax Distributions for any such period shall not exceed the product of (a) the taxable income of Borrower attributable to the net income of Borrower (taking into account to the extent, if any, losses of Borrower’s Subsidiaries from prior periods which are permitted to be applied by Borrower for such period allocated to Borrower, multiplied by (b) the highest marginal federal, state and local Tax rates applicable to Borrower.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Preferred Stock” means, with respect to the Capital Stock of any person, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Date” has the meaning assigned to that term in Section 2.4B(iii)

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office.

“Real Property Asset” means, at any time of determination, any interest then owned or held by Borrower in any real property.

“Register” has the meaning assigned to that term in Section 8.1B(iii).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the ACN Acquisition Documents and the Opco Credit Documents, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means Lenders having or holding more than fifty percent (50%) of the sum of the aggregate principal amount of Loans held by all Lenders hereunder.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding and (iv) any ACN Earnout Payment.

“Rollover Amount” has the meaning assigned to that term in Section 6.8.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent,” with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Lender” has the meaning assigned to that term in Section 2.8.

“Subsidiary,” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower that (i) is by its terms subordinated in right of payment to the Loans, (ii) provides that no principal amount thereof shall be payable on or prior to six months after the Maturity Date, (iii) provides that any interest payable thereon on or prior to the Maturity Date shall be paid in kind and (iv) is not guaranteed by any Person.

“Subsidiary Guarantor” means any Subsidiary that is a guarantor of the obligations under the Opco Credit Documents.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Credit Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Transaction Costs” means the fees, costs and expenses payable by Borrower and its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“US Lender” means a Lender that is organized under the laws of the United States of America or any state or other political subdivision thereof.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(ii), 5.1(iii) and 5.1(xi) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and Borrower, the Initial Lender or Requisite Lenders shall so request, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP

(subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to the Initial Lender the reconciliation statements provided for in Section 5.1(v).

1.3 Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise specifically requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” shall be to sections or Sections of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitment; Making of Loans; Repayment; Notes.

A. Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Initial Lender hereby agrees to make a single loan on the Closing Date in an amount equal to Thirty Million Dollars ($30,000,000) (all or any portion thereof may be referred to herein as the “Loan” or “Loans,” as context requires) to be used for the purposes identified in Section 2.5A. The Initial Lender’s Commitment shall expire immediately and without further action on the Closing Date. Borrowings by Borrower under the Commitment shall be limited to the borrowing on the Closing Date. Amounts borrowed under this Section 2.1A and subsequently repaid or prepaid may not be reborrowed.

B. Borrowing Mechanics. The Loan made on the Closing Date shall be in an amount equal to Thirty Million Dollars ($30,000,000). Borrower shall deliver to the Initial Lender a duly executed Notice of Borrowing no later than 1:00 P.M. (New York, New York time) at least one (1) Business Day in advance of the Closing Date. In lieu of delivering a Notice of Borrowing, Borrower may give Lender telephonic notice by the required time of the proposed borrowing on the Closing Date; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Lender on or before the Closing Date. Initial Lender acknowledges receipt of telephonic notice of the proposed borrowing on the Closing Date by the required time.

The Initial Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that the Initial Lender believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.1B, and upon funding of the Loan by the Initial Lender in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected the Loan hereunder.

Borrower shall notify the Initial Lender prior to the funding of the Loan in the event that any of the matters to which Borrower is required to certify in the Notice of Borrowing is no longer true and correct as of the Closing Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the Closing Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

C. Disbursement of Funds. Upon satisfaction or waiver of the conditions precedent specified in Section 3, the Initial Lender shall make the proceeds of the Loan available to Borrower on the Closing Date by wire transfer of same day funds to the account of Borrower specified in the Notice of Borrowing.

D. Repayment. On the Maturity Date, Borrower hereby unconditionally promises to pay to each Lender the then-unpaid principal amount of the Loan of such Lender, together with accrued and unpaid interest on the principal amount to be paid to but excluding the Maturity Date.

E. Note. Borrower agrees that on the Closing Date, and promptly following any assignment and assumption of all or any portion of the Loan in accordance with Section 8.1B, Borrower will execute and deliver to the Initial Lender or each Lender, as the case may be, a Note substantially in the form of Exhibit II hereto to evidence such Lender’s Loan. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the applicable interest rate for the interest paid on each Interest Payment Date, whether the interest paid on such Interest Payment Date was paid in kind or in cash and the resulting principal balance of the Loan evidenced thereby. Such notations shall be conclusive and binding on Borrower absent manifest error; provided that, the failure of a Lender to make any such notations shall not limit or otherwise affect any Obligations of Borrower.

2.2 Interest on the Loans.

A. PIK Interest Rate. Subject to the provisions of Sections 2.2B(iii), 2.2C, 2.2E and 2.7, the Loan shall bear interest on the unpaid principal amount thereof from the Closing Date until paid in full at a fixed percentage per annum based upon the Consolidated Total Debt Leverage Ratio as set forth below (the “PIK Interest Rate”):

Consolidated Total Debt Leverage Ratio	Applicable PIK Interest Rate
Greater than or equal to 7.75:1.00	15.0%
Less than 7.75:1.00 but greater than or equal to 7.50:1.00	14.5%
Less than 7.50:1.00	14.25%

The applicable PIK Interest Rate for the interest paid on each Interest Payment Date shall be determined based on the Consolidated Total Debt Ratio as indicated by the most recently delivered Compliance Certificate (or other Officer’s Certificate) and financial statements delivered pursuant to Section 5.1; provided that, without limiting the effects of any Event of Default or Potential Event of Default that may result therefrom, if Borrower does not deliver the Compliance Certificate (or other Officer’s Certificate) and financial statements required pursuant to Section 5.1 by the date specified therefor, or if any Event of Default shall have occurred and be continuing, then, upon the election of Requisite Lenders, the applicable PIK Interest Rate shall be the highest amount set forth in the table above until such Event of Default is cured or waived or until the delivery of such Compliance Certificate, as applicable.

B. Interest Payments.

(i) Subject to the provisions of this Section 2.2B and Section 2.2C, interest on the Loan shall be payable in arrears on and to each Interest Payment Date, upon any prepayment of the Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

(ii) Subject to Section 2.2B(iii), on each Interest Payment Date, Borrower shall pay interest at the applicable PIK Interest Rate by having such interest capitalized and added to the principal amount of the Loan. Such interest paid in accordance with this Section 2.2B(ii) is referred to herein as “PIK Interest.” PIK Interest shall bear interest from such Interest Payment Date at the same rate per annum and payable in the same manner as in the case of the original principal amount of the Loan, and shall otherwise be treated as principal hereunder for all purposes. From and after each Interest Payment Date, the principal amount of the Loan shall, without further action on the part of Borrower or any Lender, be deemed to be increased by the PIK Interest as of such Interest Payment Date.

(iii) In lieu of the payment of PIK Interest in accordance with Section 2.2B(ii), to the extent permitted under the Opco Credit Agreement as in effect on the Closing Date, Borrower may, at its option, pay interest on any Interest Payment Date in cash at a fixed percentage per annum that is 0.5% less than the applicable PIK Interest Rate.

C. Default Rate.

(i) Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, at the election of the Requisite Lenders, thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.2C(i) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(ii) If Borrower permits the Consolidated Total Debt Leverage Ratio as at any date during or of any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Consolidated Total Debt Leverage Ratio
Closing Date to December 30, 2007	8.25:1.00
December 31, 2007 to June 29, 2008	8.00:1.00
June 30, 2008 to December 30, 2008	8.00:1.00
December 31, 2008 to December 30, 2009	7.50:1.00
December 31, 2009 to December 30, 2010	7.00:1.00
December 31, 2010 to December 30, 2011	6.75:1.00
December 31, 2011 to December 30, 2012	6.25:1.00
December 31, 2012 and thereafter	6.00:1.00

THEN, the Loans shall thereafter bear interest at the Default Rate until such time as the Consolidated Total Debt Leverage Ratio is less than or equal to the correlative ratio indicated for the applicable period set forth above. For purposes of this Section 2.2C(ii), the Consolidated Total Debt Leverage Ratio shall be determined based on the most recently delivered Compliance Certificate (or other Officer’s Certificate) and financial statements delivered pursuant to Section 5.1 and the Default Rate (if applicable) shall apply from the date of delivery thereof; provided that, without limiting the effects of any Event of Default or Potential Event of Default that may result therefrom, if Borrower does not deliver the Compliance Certificate (or other Officer’s Certificate) and financial statements required pursuant to Section 5.1 by the date specified therefor, or if any Event of Default shall have occurred and be continuing, then, upon the election of Requisite Lenders, the Loans shall bear interest at the Default Rate from such specified date or upon such election, as applicable, until such Event of Default is cured or waived or until the delivery of such Compliance Certificate, as applicable.

D. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

E. Maximum Rate. Notwithstanding the foregoing provisions of this Section 2.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable by Borrower with respect to the Loan exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable by Borrower with respect to the Loan shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable by Borrower with respect to the Loan is less than the Maximum Lawful Rate, Borrower shall continue to pay interest with respect to the Loan at the Maximum Lawful Rate until such time as the total interest received by each Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by each Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

2.3 Change of Control.

A. Borrower shall (i) within 30 days following the occurrence of a Change of Control, make an offer to each Lender to prepay the entire outstanding principal amount of the Loans pursuant to a Change of Control Offer (as defined below) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, in accordance with the terms contemplated in this Section 2.3, and (ii) prepay the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change of Control Offer.

B. A “Change of Control Offer” shall mean an offer, the terms of which are set forth on a notice delivered to each Lender within 30 days following the occurrence of a Change of Control stating:

(i) that a Change of Control has occurred and that such Lender has the right to require Borrower to prepay all or a portion of such Lender’s Loan at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(iii) the Change of Control prepayment date, which shall be no earlier than 45 days nor later than 60 days from the date such notice is delivered (the “Prepayment Date”);

(iv) that Lenders electing to have all or any portion of their Loans prepaid pursuant to the Change of Control Offer will be required to notify Borrower prior to the close of business on the third Business Day preceding the Change of Control prepayment date; and

(v) that Lenders will be entitled to withdraw their election to require Borrower to prepay their Loans, provided that Borrower receives, not later than the close of business on the third Business Day preceding the Change of Control prepayment date, a notice stating that such Lender is withdrawing its election to have its Loan prepaid.

(b) On the Prepayment Date, Borrower shall prepay the Loans of all Lenders who accept the Change of Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment.

(c) Notwithstanding the foregoing provisions of this Section 2.3, Borrower shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.3 applicable to a Change of Control Offer made by Borrower and prepays all or any portion of the Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change of Control Offer.

2.4 Payments.

A. Prepayments.

(i) Voluntary Prepayments.

(a) Other than in accordance with Sections 2.3 and 2.4A(ii) hereof, Borrower shall not have the right to prepay the Loan prior to the second anniversary of the Closing Date. Commencing on such second anniversary, to the extent permitted under the Opco Credit Agreement as in effect on the Closing Date, Borrower may, upon not less than one (1) Business Day’s prior written or telephonic notice given to each Lender by 12:00 Noon (New York, New York time) on the date required and, if given by telephone, promptly confirmed in writing to each Lender, at any time and from time to time prepay the Loan on any Business Day in whole or in part in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount, together with the payment in cash of accrued interest to the date of such prepayment on the amount prepaid; provided, however, that if such prepayment is made on or after (i) the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, such prepayment shall be made together with a prepayment premium of 3% of the aggregate principal amount of the Loan being prepaid, (ii) the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, such prepayment shall be made together with a prepayment premium of 2% of the aggregate principal amount of the Loan being prepaid, and (iii) the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, such prepayment shall be made together with a prepayment premium of 1% of the aggregate principal amount of the Loan being prepaid. Each prepayment of the Loans made pursuant to this Section 2.4A(i) on or after the fifth anniversary of the Closing Date shall be at par.

(b) Each notice of prepayment pursuant to Section 2.4A(i) shall specify the prepayment date and the principal amount of the Loan to be prepaid, shall be irrevocable and shall commit Borrower to prepay the Loan by the amount stated therein; provided that a notice of prepayment made in connection with any refinancing of the Loans may be conditioned upon the consummation of such refinancing.

(ii) Offer of Prepayment.

(a) Subject to the Opco Credit Agreement, any proceeds from the exercise of warrants received by the Borrower, after giving effect to the prepayment obligations under the Opco Credit Agreement and the obligation to make ACN Earnout Payments, may be used to make an offer to each Lender to prepay the Loans at a price equal to par plus a prepayment premium of 3%. If more than one Lender accepts such prepayment offer, and there are insufficient proceeds to prepay the entire aggregate amount of Loans accepted for prepayment, Borrower shall prepay each accepting Lender’s Loan pro rata in accordance with the principal amounts of such Loans. If such prepayment offer is made, any warrant proceeds not accepted for prepayment by any Lender shall be available for general corporate purposes, including the payment of dividends, so long as no Event of Default has occurred and is continuing.

(b) Subject to the Opco Credit Agreement, dividends or distributions made from Consolidated Excess Cash Flow by Opco to Borrower shall be used to make an offer to each Lender to prepay the Loans at par plus the applicable prepayment premium as determined pursuant to Section 2.4A(i)(a). If more than one Lender accepts such prepayment offer, and there are insufficient funds to prepay the entire aggregate amount of Loans accepted for prepayment, Borrower shall prepay each accepting Lender’s Loan pro rata in accordance with the principal amounts of such Loans. Any such funds not accepted for prepayment by any Lender shall be available for general corporate purposes, including the payment of dividends, so long as no Event of Default has occurred and is continuing.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations (other than PIK Interest) shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition. Each such payment shall be made to the applicable Lender at its notice address provided herein or in the applicable Assignment and Acceptance, or pursuant to written instructions provided by such Lender to Borrower, not later than 12:00 Noon (New York, New York time) on the date due; funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(ii) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(iii) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation on the grid attached to such note (or on any continuation of such grid) indicating the applicable interest rate for the interest paid on each Interest Payment Date, whether the interest paid on such Interest Payment Date was paid in kind or in cash and the resulting principal balance of the Loan evidenced thereby; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5 Use of Proceeds.

A. Proceeds of the Loan. On the Closing Date, the proceeds of the Loan shall be applied by Borrower, either directly or by making a capital contribution to Opco to (i) finance the consideration payable on the Closing Date in connection with the ACN Acquisition, (ii) fund the payment of the conversion price to dissenting stockholders of Borrower in connection with the approval of the ACN Acquisition and (iii) pay Transaction Costs.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by any or all of Borrower and its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of Section 2.6B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Commitment (in the case of the Initial Lender) or its Loan (in the case of each Lender) or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.6A, which statement shall be conclusive and binding upon all parties in respect of such amounts, absent manifest error.

B. Taxes.

(i) Payments to Be Free and Clear. All sums payable by Borrower under this Agreement shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to any Lender under this Agreement:

(a) Borrower shall notify such Lender of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

(b) Borrower shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on such Lender) for its own account or (if that liability is imposed on Lender) on behalf of such Lender;

(c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to the applicable Lender evidence satisfactory to such Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Non-US Lender shall deliver to Borrower, on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or (2) in the case of a Non-US Lender claiming exemption from United States federal withholding Tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a Form W-8BEN, and (3) in the case of a Lender that has certified in writing to Borrower that it is not a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower and its Subsidiaries or (iii) a controlled foreign corporation related to any or all of Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding Tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each US Lender shall deliver to Borrower, on or prior to the Closing Date (in the case of the Initial Lender) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), two copies (or, in the case of a Lender which becomes a Lender pursuant to an Assignment Agreement, two original copies) of Internal Revenue Service Form W-9 (or any successor forms) properly and duly executed by such Lender.

(b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under this Agreement (for example, in the case of a typical participation by such Lender), shall deliver to Borrower, on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender, or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under Section 2.6B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding Tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c) Each Non-US Lender and each US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding Tax with respect to payments to such Lender under the Credit Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Borrower of its inability to deliver any such forms, certificates or other evidence.

(d) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.6B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to Section 2.6B(iii)(b)(1) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this Section 2.6B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.6B(iii)(a) on the date such Lender became a Lender, nothing in this Section 2.6B(iii)(d) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 2.6B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 2.6B(iii)(a).

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-Tax basis for such reduction. Such Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.7 Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.6, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the affected Loans through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.6 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.7 unless Borrower agrees to pay all incremental expenses incurred by such as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.7 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower shall be conclusive and binding absent manifest error.

2.8 Replacement of a Lender.

If Borrower is obligated to pay to any Lender any additional amount under Sections 2.6 hereof or if a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 8.6, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders with Obligations directly affected (any such Lender, a “Subject Lender”), then so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume all other obligations of the Subject Lender hereunder, and (ii) if applicable, the Subject Lender is unwilling to withdraw its request for payment of any additional amount under Sections 2.6 hereof and/or is unwilling to remedy its default upon ten (10) days’ prior written notice to the Subject Lender, Borrower may require the Subject Lender to assign all of its Loans to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 8.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest and other amounts (including all amounts under Sections 2.6 hereof (if applicable) through such date of replacement and a release from its obligations under this Agreement, (2) all of the requirements for such assignment contained in Section 8.1B have been fulfilled, and (3) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans.

Section 3. CONDITIONS TO LOAN

The obligation of the Initial Lender to make the Loan to be made on the Closing Date is subject to prior or concurrent satisfaction of the following conditions:

3.1 Borrower Documents. On or before the Closing Date, Borrower shall deliver to the Initial Lender the following, each, unless otherwise noted, dated the Closing Date:

A. Copies of the Organizational Documents of Borrower, certified by the Secretary of State of its jurisdiction of organization, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

B. Resolutions of the Governing Body of Borrower approving and authorizing the execution, delivery and performance of this Agreement, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

C. Signature and incumbency certificates of the officers of Borrower executing the Agreement;

D. Executed originals of this Agreement; and

E. Such other documents as Lender may reasonably request.

3.2 Fee Letter. Borrower shall have executed the Fee Letter and paid any amounts owed thereunder.

3.3 Corporate and Capital Structure; Ownership.

A. The corporate organizational structure, capital structure and ownership of Borrower and its Subsidiaries after giving effect to the ACN Acquisition shall be as set forth on Schedule 3.3A annexed hereto.

B. Borrower shall have contributed to the capital of Opco a minimum of Seventy-Five Million Dollars ($75,000,000) in cash on terms and conditions satisfactory in form and substance to the administrative agent under the Opco Credit Agreement.

C. The management structure of Borrower and its Subsidiaries after giving effect to the ACN Acquisition shall be as set forth on Schedule 3.3B annexed hereto.

3.4 [Reserved.]

3.5 Consummation of the ACN Acquisition.

A. The Initial Lender shall have received evidence reasonably satisfactory to it that all actions necessary to consummate the ACN Acquisition shall have been taken in accordance with all applicable law and in accordance with the terms of each applicable ACN Acquisition Document, without amendment or waiver of any material provision thereof (except as consented to by the Initial Lender).

B. In addition to, and not in limitation of, the foregoing, the Initial Lender shall be reasonably satisfied with (i) the final structure of the ACN Acquisition, (ii) the sources and uses of the proceeds used to effect the ACN Acquisition, and (iii) the material terms and conditions of the ACN Acquisition Documents, including the ACN Acquisition Agreement.

C. All conditions to the ACN Acquisition set forth in the ACN Acquisition Agreement shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived with the consent of the Initial Lender.

D. The ACN Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement.

E. The Initial Lender shall have received an Officer’s Certificate of Borrower to the effect set forth in Sections 3.5C and 3.5D above and stating that Borrower will proceed to consummate the ACN Acquisition immediately upon the making of the initial Loans.

3.6 Representations and Warranties; Performance of Agreements. (i) The representations and warranties contained in this Agreement shall be true, correct and complete in all material respects (except for representations and warranties qualified as to materiality or Material Adverse Effect set forth therein, which representations and warranties shall be true and correct without giving effect to any qualification as to materiality) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date, (ii) Borrower shall have performed in all material respects all covenants and agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date (except as otherwise disclosed to and agreed to in writing by the Initial Lender) and (iii) Borrower shall have delivered to the Initial Lender an Officer’s Certificate, in form and substance satisfactory to the Initial Lender, to the effect of each of the foregoing clauses (i) and (ii).

3.7 Financial Statements; Pro Forma Financial Statements. On or before the Closing Date, the Initial Lender shall have received: (i) (a) the audited consolidated balance sheets and the related statements of income and cash flow (including any related notes thereto) of ACN Seller and its Subsidiaries for the fiscal years ended December 31, 2006, January 1, 2006 and the period from December 10, 2004 through December 26, 2004, (b) the audited balance sheets of the Printing and Publishing Divisions of CM Media, Inc. as of December 31, 2006 and 2005, and the related statements of income and divisions’ equity, and cash flows for the years ended December 31, 2006 and 2005 and (c) the unaudited consolidated balance sheet and the related statements of income of the ACN Seller and its Subsidiaries for the four (4) month period ended April 29, 2007, all in reasonable detail; (ii) pro forma financial statements (including a pro forma balance sheet) as at the Closing Date for the trailing twelve (12) month period ended as at April 1, 2007, prepared in accordance with GAAP and reflecting the financings and the other transactions contemplated by this Agreement and the Related Agreements to occur on the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Initial Lender; (iii) projected financial statements (including balance sheets, statements of income and cash flows of Borrower and its Subsidiaries) through and including the last day of Borrower’s Fiscal Year ending on December 31, 2013, which projected financial statements shall be in form and substance satisfactory to the Initial Lender; and (iv) an Officer’s Certificate of Borrower acceptable to the Initial Lender to the effect that (x) the financial statements described in clause (i) above have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries (or their predecessors, as applicable) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material either individually or in the aggregate), (y) the pro forma financial statements described in clause (ii) above have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition of Borrower and its Subsidiaries (or their predecessors, as applicable) (on a consolidated basis) as of the date thereof after giving effect to the financings and the other transactions contemplated by this Agreement and the Related Agreements to occur on the Closing Date; and (z) the projections described in clause (iii) above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made (it being recognized by the Initial Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount).

3.8 Satisfaction with Financials; Working Capital. On or before the Closing Date, the Initial Lender shall have:

A. reviewed the financial statements, procedures for accounting matters and quality of earnings with respect to the financial statements for the ACN Seller, and such financial statements, procedures and quality of earnings shall be in form and substance reasonably satisfactory to the Initial Lender;

B. reviewed the working capital assumptions of Borrower and its Subsidiaries and such assumptions shall be reasonably satisfactory to the Initial Lender; and

C. received and reviewed evidence, in form and substance reasonably satisfactory to the Initial Lender, of minimum pro forma Consolidated EBITDA (adjusted for the full year effect of public company costs) for ACN Seller of Seventeen Million Eight Hundred Forty-Nine Thousand Dollars ($17,849,000) for the trailing twelve-month period ended as of April 29, 2007.

3.9 Leverage Ratio. After giving effect to any pro forma adjustments satisfactory to the Initial Lender to reflect the transactions occurring on the Closing Date, including the Loans made on the Closing Date and the consummation of the ACN Acquisition, and subject to Section 6.6B, the Consolidated Total Debt Leverage Ratio (with the Consolidated EBITDA in respect thereof determined from the financial statements dated April 29, 2007, delivered to the Initial Lender) shall not exceed 7.95:1.00, and Borrower shall have delivered to the Initial Lender an Officer’s Certificate, in form and substance reasonably satisfactory to the Initial Lender, to such effect and demonstrating such compliance, including all appropriate calculations and attachments.

3.10 No Material Adverse Effect. Since December 31, 2006, no event or change has occurred that has resulted in or evidences, or would reasonably be likely to result in or evidence, either individually or in the aggregate, a Material Adverse Effect.

3.11 Opinions of Counsel to Borrower. The Initial Lender shall have received originally executed copies of one or more favorable written opinions of Graubard Miller, counsel for Borrower, in form and substance reasonably satisfactory to the Initial Lender and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IV annexed hereto and as to such other matters as the Initial Lender may reasonably request (this Agreement constituting a written request by Borrower to such counsel to deliver such opinions to the Initial Lender).

3.12 Solvency Assurances. On the Closing Date, the Initial Lender shall have received an Officer’s Certificate of Borrower dated the Closing Date, substantially in the form of Exhibit VI annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the ACN Acquisition and the related financings and the other transactions contemplated by this Agreement and the Related Agreements, Borrower and its Subsidiaries will be Solvent.

3.13 Evidence of Insurance. The Initial Lender shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.4 is in full force and effect

3.14 Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower and Opco shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the ACN Acquisition, the other transactions contemplated by this Agreement and the Related Agreements and the continued operation of the businesses conducted by the ACN Seller and any or all of Borrower and each of its Subsidiaries in substantially the same manner as conducted prior to the ACN Acquisition. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

3.15 Environmental Reports. On or before the Closing Date, Borrower shall have delivered to Initial Lender true and complete copies of each environmental audit report obtained in connection with the ACN Acquisition or otherwise reasonably requested by Initial Lender and all other environmental information and reports received in connection therewith or with the operations of any or all of Borrower and its Subsidiaries, all of the foregoing to be in form and substance satisfactory to the Initial Lender.

3.16 Completion of Proceedings. All corporate, limited liability company, limited partnership and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by Initial Lender and its counsel shall be reasonably satisfactory in form and substance to Initial Lender and such counsel, and Initial Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as Initial Lender may reasonably request.

3.17 Opco Credit Agreement. On or before the Closing Date, Lender shall have received a copy of the executed Opco Credit Agreement.

3.18 Delivery of Sources, Uses and Funding Certificate. Borrower shall have delivered to the Initial Lender an Officer’s Certificate of Borrower detailing the sources and uses of all funds (including the Loans) for the ACN Acquisition and the other transactions occurring on the Closing Date, with proper wire instructions to Initial Lender for the application of the proceeds of the Loans on the Closing Date, all in form and substance satisfactory to the Initial Lender.

3.19 Employment Agreements. The Initial Lender shall have received fully executed or conformed copies of Opco’s employment agreements and all other compensation or incentive arrangements or agreements with Eugene M. Carr and Daniel J. Wilson, all of which shall be satisfactory in form and substance to the Initial Lender.

3.20 Key-Person Life Insurance Policy. The Initial Lender shall have received a copy of the Key-Person Life Insurance Policy in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) on Eugene Carr, in form and substance satisfactory to the Initial Lender.

3.21 PATRIOT Act Disclosures. The Initial Lender shall have received all PATRIOT Act Disclosures requested by it prior to the execution and delivery of this Agreement.

3.22 Notice of Borrowing. The Initial Lender shall have received before the Closing Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, signed by a duly authorized Officer of Borrower.

3.23 No Event of Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that constitutes or would constitute an Event of Default or a Potential Event of Default.

3.24 No Orders, Judgments or Decrees. No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain the Initial Lender from making the Loan, and no litigation, inquiry or action shall be pending or threatened with respect to the making of Loans hereunder or the transactions contemplated hereby.

3.25 No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation (to the knowledge of Borrower) or arbitration against or affecting Borrower or its Subsidiaries or any property of Borrower or its Subsidiaries that has not been disclosed by Borrower in writing pursuant to Section 5.1(viii) prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Initial Lender, would reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Section 4.	REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to each Lender as follows:

4.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Borrower and each of its Subsidiaries is a corporation, limited liability company or limited partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as specified in Schedule 4.1 annexed hereto. Borrower and each of its Subsidiaries has all requisite corporate, limited liability company or limited partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Borrower and each of its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Borrower and each of its Subsidiaries is engaged only in the businesses permitted to be engaged in pursuant to Section 6.11.

D. Subsidiaries. Borrower and each of its Subsidiaries and their jurisdictions of organization are identified in Schedule 4.1 annexed hereto, as such Schedule 4.1 may be supplemented from time to time pursuant to the provisions of Section 5.1(xiv). The Capital Stock of each of such Subsidiary identified in Schedule 4.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock constitutes Margin Stock. Each such Subsidiary identified in Schedule 4.1 annexed hereto (as so supplemented) is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.1 annexed hereto (as so supplemented) correctly and completely sets forth the ownership interests of Borrower and Opco in each of such Subsidiaries identified therein.

4.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of this Agreement and the Related Agreements has been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of Borrower.

B. No Conflict. The execution, delivery and performance by Borrower of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate the Organizational Documents of Borrower or any of its Subsidiaries, (ii) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other Government Authority binding on Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under the Related Agreements), or (v) require any approval of members, partners, stockholders or owners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C. Governmental Consents. The execution, delivery and performance by Borrower of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization or any other action to, with or by any Government Authority, except for such Governmental Authorizations and other actions the failure of which to be obtained or made has not had and could not reasonably be expected to result in a Material Adverse Effect.

D. Binding Obligation. This Agreement has been duly executed and delivered by Borrower is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3 Financial Condition.

A. Financial Statements. Borrower has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information described in Section 3.7. All such statements of Borrower and its Subsidiaries, and, to the knowledge of Borrower with respect to any other Person, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, on a consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and consolidating basis, where applicable) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (which will not be material either individually or in the aggregate). None of Borrower or any of its Subsidiaries has (or will have following the funding of the Loan) any Contingent Obligation (other than Contingent Obligations created under the Opco Credit Documents, including, without limitation, the ACN Earnout Payment, any off-balance sheet transaction or any liability in respect thereof), contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and that is material in relation to the business, operations, properties, assets, financial condition or prospects of Borrower and its Subsidiaries taken as a whole.

B. Projections. The projected financial statements delivered pursuant to Section 3.7 have been prepared by Borrower in light of the past operations of the businesses Borrower and its Subsidiaries or the businesses of the ACN Seller, but include future payments of known contingent liabilities. Such projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the time delivered, reflect or will reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein.

4.4 No Material Adverse Change; No Restricted Payments.

Since December 31, 2006, no event or change has occurred that has resulted in or evidences, or that could reasonably be expected to result in or evidence, either in any case or in the aggregate, a Material Adverse Effect. None of Borrower or its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by Section 6.5.

4.5 Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Borrower and each of its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 4.3 or in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. Schedule 4.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether Borrower or any of its Subsidiaries is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and Borrower and each of its Subsidiaries do not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Subsidiary, enforceable against such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C. Intellectual Property.

(i) Set forth on Schedule 4.5C is a true, accurate and complete list of all Intellectual Property owned or licensed by Borrower or any of its Subsidiaries and that is material to the conduct of the respective owner’s business as presently conducted. No license, franchise or other agreement with respect to such Intellectual Property has been entered into by Borrower or any of its Subsidiaries with a third party (other than licenses granted by Borrower or any of its Subsidiaries in the ordinary course of their business, forms of which licenses have been provided to the Initial Lender). Except as set forth on Schedule 4.5C, Borrower and each of its Subsidiaries are not currently aware of any Intellectual Property owned by any third party, which is valid and enforceable and which is needed by Borrower or any of its Subsidiaries to conduct its business as currently conducted or contemplated. Except as set forth on Schedule 4.5C, Borrower and each of its Subsidiaries have good, valid, subsisting, unexpired and enforceable title (free and clear of all liens, mortgages, encumbrances, security interests, claims, charges or pledges, other than Permitted Encumbrances), to all of the material Intellectual Property owned or used by Borrower and each of its Subsidiaries.

(ii) Except for common law copyrights and trademarks described in Schedule 4.5C, each item constituting part of the Intellectual Property that is owned by Borrower or any of its Subsidiaries and is material to the conduct of the respective owner’s business as presently conducted, has been duly and validly registered with, filed in or issued by, as the case may be, the PTO, the United States Copyright Office or the appropriate foreign registry, and such registrations, filings and issuances remain in full force and effect, and there have been no material failures in complying with such requirements, and no registered copyrights, patents or trademarks have lapsed or been canceled or abandoned. Borrower and each of its Subsidiaries own or have the right to use, all Intellectual Property material to the conduct of their business as presently conducted. Borrower and each of its Subsidiaries have taken all reasonable measures to maintain and protect such Intellectual Property used in the conduct of their businesses.

(iii) To the knowledge of Borrower and each of its Subsidiaries, the conduct of its business as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual

Property rights of any Person, and the use by Borrower and each of its Subsidiaries of any Intellectual Property does not violate or cause a breach or default of any agreement.

(iv) To the knowledge of Borrower and each of its Subsidiaries, no Person has, in any respect, interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of Borrower or any of its Subsidiaries, which rights are material to the conduct of the respective owner’s business as presently conducted. No claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against Borrower or any of its Subsidiaries, which are related to the Intellectual Property used or owned by Borrower or any of its Subsidiaries, where such Intellectual Property is material to the conduct of the respective owner’s business as presently conducted.

(v) Neither Borrower nor any of its Subsidiaries has received any written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding: (i) alleging infringement (or other violation) by either Borrower or any of its Subsidiaries of Intellectual Property or other rights of any Person; or (ii) challenging Borrower’s or any of its Subsidiaries’ ownership or use of, or the validity, enforcement, registrability or maintenance of, any Intellectual Property owned or exclusively licensed by Borrower or any of its Subsidiaries. No Intellectual Property owned by Borrower or any of its Subsidiaries, which is material to the conduct of the respective owner’s business as presently conducted, is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(vi) All Intellectual Property owned by Borrower or any of its Subsidiaries, which is material to the conduct of the respective owner’s business as presently conducted: (i) has been duly maintained where all maintenance, registration and renewal fees necessary to preserve the rights of the applicable owner in connection with such Intellectual Property have been paid in a timely manner; (ii) is valid and enforceable; and (iii) has not expired, been cancelled or abandoned.

(vii) Neither Borrower nor any of its Subsidiaries has entered into any consent, judgment, order, indemnification, forbearance to sue, settlement agreement, license or other arrangement that: (i) restricts Borrower’s right or such Subsidiary’s right, as applicable, to use any material Intellectual Property owned by or licensed to Borrower or such Subsidiary; (ii) restricts the business of Borrower or any of its Subsidiaries, as applicable, in order to accommodate a Person’s material Intellectual Property rights; and (iii) conveys a contractual right to a third party to use any of Borrower’s or any of its Subsidiaries’ material Intellectual Property.

(viii) Each Person (including any current and former employee of or consultant to either Borrower or any of its Subsidiaries) who has contributed to or participated in research and development activities of Borrower or any of its Subsidiaries, has granted to Borrower or such Subsidiary, as applicable, on an exclusive and unrestricted basis, ownership of or a contractual right to use all material Intellectual Property arising out of such Person’s research and development activities. To the knowledge of Borrower and each such Subsidiary, each of such party’s employees has not utilized any Intellectual Property or trade secrets owned by such employee and created prior to such employee’s employment by Borrower or such Subsidiary, as applicable.

(ix) Except pursuant to agreements listed in Schedule 4.8, neither Borrower nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property or trade secret of such Person. To the knowledge of Borrower and each of its Subsidiaries, the loss of such party’s Intellectual Property is not pending or threatened, except for losses due to natural expiration.

(x) Borrower and each of its Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality of such party’s Intellectual Property, which is material to the conduct of the respective owner’s business as presently conducted.

(xi) To the knowledge of Borrower and each of its Subsidiaries, each claim in patent owned by such party: (i) is valid, subsisting and enforceable; and (ii) there is no basis for a claim that any granted patent claim is not valid, subsisting and enforceable. None of the patents owned by Borrower or any of its Subsidiaries have been abandoned. All assignment of rights necessary to vest full and complete ownership of the patents owned by Borrower or any of its Subsidiaries have been executed by all inventors and correctly recorded in the United States Patent and Trademark Office or foreign registry, as applicable. Neither Borrower nor any of its Subsidiaries is aware of any inventorship disputes regarding any patents owned by Borrower or any of its Subsidiaries.

4.6 Litigation; Compliance with Laws.

There are no Proceedings (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property, assets, business or revenues of Borrower or any of its Subsidiaries that (i) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement, the Related Documents and the ACN Acquisition. None or Borrower or any of its Subsidiaries (i) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is in violation of, or has violated, in any material respect, any applicable laws (including any Environmental Laws).

4.7 Payment of Taxes.

Except to the extent permitted by Section 5.3, all Tax returns and reports of Borrower and each of its Subsidiaries required to be filed by it have been timely filed, and all Taxes due and payable by Borrower and each of its Subsidiaries (or by any member or partner thereof with respect to such Person) and all assessments, fees and other material governmental charges upon Borrower and each of its Subsidiaries (or on any member or partner thereof with respect to such Person) and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. None of Borrower or any of its Subsidiaries knows of any proposed Tax assessment against Borrower or any of its Subsidiaries (or against any member or partner thereof with respect to such Person) that is not being actively contested by Borrower or such Subsidiary in good faith (or such member or partner) and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8 Performance of Agreements; Material Contracts.

A. None of Borrower or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

B. None of Borrower or any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

C. Schedule 4.8 contains a true, correct and complete list of all Material Contracts in effect. Except as described on Schedule 4.8, all such Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

4.9 Governmental Regulation.

None of Borrower or any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.10 Securities Activities.

None of Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, and none of Borrower or any of its Subsidiaries holds Margin Stock. None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. None of Borrower or any of its Subsidiaries will take or permit to be taken any action that might cause any Credit Document to violate any regulation of the Federal Reserve Board.

4.11 Employee Benefit Plans.

A. Borrower and each of its Subsidiaries and each of their ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all obligations thereunder. Each Employee Benefit Plan maintained by Borrower and each of its Subsidiaries or any of their ERISA Affiliates that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code has received a favorable determination letter as to its qualification, and, to the knowledge of Borrower and each of its Subsidiaries, nothing has occurred that could reasonably be expected to adversely affect such qualification.

B. No ERISA Event has occurred or is reasonably expected to occur.

C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Subsidiaries or any of their ERISA Affiliates.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed Two Hundred Forty Thousand Dollars ($240,000).

E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and each of its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed Two Hundred Forty Thousand Dollars ($240,000).

4.12 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrower hereby indemnifies each Lender against, and agree that it will hold each Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13 Environmental Protection.

Except as set forth in Schedule 4.13 annexed hereto:

(i) the operations of Borrower and each of its Subsidiaries (including all operations of Borrower and each of its Subsidiaries at or in the current Facilities) comply in all material respects with all Environmental Laws and Borrower and each of its Subsidiaries reasonably believes that such operations will comply with all reasonably foreseeable future requirements pursuant to or under Environmental Laws;

(ii) Borrower and each of its Subsidiaries has obtained all Governmental Authorizations required under Environmental Laws necessary to its operations, and all such Governmental Authorizations are in good standing, and Borrower and each of its Subsidiaries is in compliance with all material terms and conditions of such Governmental Authorizations;

(iii) none of Borrower or any of its Subsidiaries or any of its current, or to the knowledge of Borrower and each of its Subsidiaries, former Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(iv) none of Borrower or any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(v) there are and, to the knowledge of Borrower and each of its Subsidiaries, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries; and

(vi) none of Borrower or any of its Subsidiaries or, to the knowledge of Borrower and each of its Subsidiaries, any predecessor of such Person, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any current or former Facility; and none of Borrower’s or any of its Subsidiaries’ operations involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

4.14 Employee Matters.

There is no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

4.15 Solvency.

Borrower and each of its Subsidiaries is and, upon the incurrence of any Obligations by such Person on any date on which this representation is made, will be, Solvent.

4.16 Related Agreements.

A. Delivery of Related Agreements. Borrower has delivered to Lenders complete and correct copies of each Related Agreement (including all exhibits, annexes and schedules thereto).

B. ACN Seller’s Warranties. To the knowledge of Borrower and each of its Subsidiaries, each of the representations and warranties given to Borrower and each of its Subsidiaries by the ACN Seller in the ACN Acquisition Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

C. Warranties of Borrower and each Subsidiary of Borrower. Each of the representations and warranties given or to be given by Borrower and each of its Subsidiaries to the ACN Seller in the ACN Acquisition Agreement is true and correct in all material respects as of the Closing Date.

D. Survival. Notwithstanding anything in the ACN Acquisition Agreement to the contrary, the representations and warranties of Borrower set forth in Sections 4.16B and 4.16C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of the Lenders.

4.17 Transactions with Shareholders and Affiliates.

None of Borrower or any of its Subsidiaries has, directly or indirectly, entered into or permitted to exist any transaction, arrangement or agreement (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any class of equity Securities or any Capital Stock of Borrower or any of its Subsidiaries or with any Affiliate thereof or of any such holder, on terms that are less favorable to Borrower or any of its Subsidiaries or any Affiliate thereof, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate. All material transactions, arrangements and agreements of Borrower or any of its Subsidiaries (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any class of equity Securities or any Capital Stock of Borrower or any of its Subsidiaries or with any Affiliate thereof or of any such holder are disclosed in reasonable detail in Schedule 4.17 annexed hereto.

4.18 Disclosure.

No representation or warranty of Borrower contained in this Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement or any Related Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 5. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of all of the Loans, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, or shall cause to be performed all covenants in this Section 5.

5.1 Financial Statements and Other Reports.

Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to each Lender:

(i) Events of Default, etc.: Promptly upon any officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) of any condition or event that constitutes an event of default under the Opco Credit Documents, or becoming aware that the administrative agent under the Opco Credit Agreement or any holder of debt issued under the Opco Credit Agreement has given any notice or taken any other action with respect to a claimed default under the Opco Credit Documents, (c) that any Person has given any notice to Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.2, or (d) of the occurrence of any event or change that has caused or evidences, or that could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: commencing with the Fiscal Quarter ending June 30, 2007, as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters, (a) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, and (b) consolidated and consolidating, by market, statements of operations for the last month of each Fiscal Quarter, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended t the end such month set forth in the Financial Plan, and in reasonable detail and certified by the chief financial officer of Borrower or other Officer of Borrower acceptable to the Initial Lender that they fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(iii) Year-End Financials: as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, (a) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, shareholders’, members’ or partners’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such Financial Statements, all in reasonable detail and certified by the chief financial officer of Borrower or other Officer of Borrower acceptable to the Initial Lender that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (c) in the case of such consolidated financial statements, a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Borrower, which report shall be unqualified, shall express no doubts about the ability of any or all of Borrower and each of its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Officers’ and Compliance Certificates: together with each delivery of financial statements pursuant to Sections 5.1(ii) and 5.1(iii) above and promptly following the completion of the audit examination of each Fiscal Year by Borrower’s independent certified public accountants, (a) an Officer’s Certificate of Borrower stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that Borrower and its Subsidiaries do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Sections 5.1(ii), 5.1(iii) or 5.1(xi) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to Sections 5.1(ii), 5.1(iii) or 5.1(xi) following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two (2) full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to Sections 5.1(ii), 5.1(iii) or 5.1(xi) following such change, if required pursuant to Section 1.2, a written statement of the chief accounting officer or chief financial officer of Borrower or other Officer of Borrower acceptable to the Initial Lender setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 6.6) that would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), complete copies of all reports submitted to Borrower or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, regular and periodic reports, notices and proxy statements sent or made available generally by Borrower to its stockholders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, including the filings of any Forms 10-K or 10-Q, and (c) all press releases and other statements made available generally by Borrower to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

(viii) Litigation or Other Proceedings: promptly upon any officer of Borrower obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of any such Person not previously disclosed in writing by Borrower to the Lenders or (2) any material development in any Proceeding that, in any case of (1) or (2):

(a) if adversely determined, has a reasonable possibility of resulting in a Material Adverse Effect; or

(b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or which impairs the transactions contemplated hereby;

written notice thereof together with, if so requested by a Lender, such other information as may be reasonably available to Borrower to enable such Lender or its counsel to evaluate such matters;

(ix) ERISA Events: with reasonable promptness upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its Subsidiaries or any of their ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(x) ERISA Notices: with reasonable promptness following request by any Lender, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or its Subsidiaries or its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (b) all notices received by Borrower or its Subsidiaries or its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as such Lender shall reasonably request;

(xi) Financial Plans: as soon as practicable and in any event no later than forty-five (45) days after the beginning of each Fiscal Year, a consolidated and, with respect to forecasted income statements, a consolidated and consolidating, plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet, forecasted consolidated and consolidating statements of income and a forecasted consolidated statement of cash flows of Borrower and its Subsidiaries for such Fiscal Year, (b) forecasted consolidated and consolidating, by market, statements of income and forecasted consolidated statements of cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year and (c) such other information and projections as the Initial Lender or any Lender may reasonably request;

(xii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Borrower or any of its Subsidiaries, notice thereof to each Lender specifying the changes and reasons therefor;

(xiii) Governing Body: with reasonable promptness, written notice of any change, directly or indirectly, in the Governing Body of Borrower together with the delivery to each Lender of all relevant documentation;

(xiv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Borrower after the Closing Date, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement);

(xv) Material Contracts: together with the delivery of the financial statements required under Sections 5.1(ii) and 5.1(iii), a written statement describing any termination or material adverse amendment to any Material Contract or the entry into any new Material Contract together with true, correct and complete copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xvi) Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2 Existence, etc.

Except as permitted under Section 6.7, Borrower will, and will cause its Subsidiaries to, at all times (a) preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 4.1 and all rights and franchises material to its business and (b) comply in all material respects with all terms and provisions of all material franchises, licenses, permits, agreements and leases to which it is a party or by which its is bound, and shall suffer no loss or forfeiture thereof or thereunder.

5.3 Payment of Taxes and Claims; Tax.

A. Borrower will, and will cause each of its Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

B. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than with the other Subsidiaries of Borrower).

5.4 Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of Borrower and its Subsidiaries (including all Intellectual Property), and from time to time will make or cause to be made all appropriate or necessary repairs, renewals and replacements thereof, except where the failure to do so, individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

B. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance (including errors and omissions insurance), third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-

insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.

5.5 Observation and Inspection Rights.

A. Observation Rights. So long as Initial Lender remains a Lender hereunder, and subject to the Initial Lender’s obligations with respect to confidentiality pursuant to Section 8.18, Borrower shall grant the Initial Lender the right to appoint one (1) observer who shall, other than with respect to matters concerning the Credit Documents or the Loan, be entitled (a) to receive contemporaneously the same notice and other materials in respect of all meetings (both regular and special) or written consents of the Board of Directors and each committee thereof (excluding any audit or compensation committee thereof) as are furnished to members of said Board of Directors or such committee, together with an agenda for any such meetings (except that in the case of non-regularly scheduled meetings of the executive committee of the Board of Directors, such materials need only be furnished to such observer reasonably promptly after they are furnished to the members of the executive committee), (b) to attend all meetings (and review all written consents prior to the execution thereof) of the Board of Directors and such committees thereof and (c) to observe all discussions conducted at meetings (or with respect to actions to be taken by written consent) of the Board of Directors and such committees thereof, excluding non-regularly scheduled meetings and actions of the executive committee of the Board of Directors; provided, however, such observers shall not constitute a member of the Board of Directors or any committee thereof and shall not be entitled to vote on any matters presented to said Board of Directors or any committee thereof. The reasonable travel and out-of-pocket expenses incurred by any such observer in attending any such meetings shall be reimbursed by Borrower.

B. Inspection Rights. So long as the Initial Lender remains a Lender hereunder, and subject to the Initial Lender’s obligations with respect to confidentiality pursuant to Section 8.18, upon reasonable request by the Initial Lender, a representative of Initial Lender (at the sole cost and expense of Borrower) is entitled to inspect the books and records and the Facilities of Borrower and its Subsidiaries, and to request and receive management accounts of Borrower, including a balance sheet and profit and loss account, and other reasonable information regarding its financial condition and operations.

5.6 Compliance with Laws.

Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws). Borrower shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, in full force and effect, all licenses, permits, franchises or other Governmental Authorizations and approvals (including those required under all Environmental Laws) necessary to own, acquire or dispose of their respective properties and to conduct their respective businesses except where the failure to do so could reasonably be expected to have a Material Adverse Effect.

5.7 Environmental Disclosure. Borrower will deliver to each Lender:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether or not prepared by or on behalf of Borrower or any of its Subsidiaries or any independent consultant, regarding environmental matters at any Facility;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any of its Subsidiaries or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims against Borrower or any of its Subsidiaries, or (2) any Environmental Claims against Borrower or any of its Subsidiaries, and (c) Borrower’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with any Governmental Authority with respect to (a) any Environmental Claims, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any Government Authority that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims against Borrower or any of its Subsidiaries, or (2) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrower or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

5.8 Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Compliance with Environmental Laws. Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable Environmental Laws. Borrower shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, in full force and effect, all Governmental Authorizations required under Environmental Laws necessary to conduct their respective businesses.

(ii) Remedial Actions Relating to Hazardous Materials Activities. Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, in all material respects, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility pursuant to any orders and directives of any Governmental Authority, other than such orders and directives as to which an appeal has been timely an properly taken in good faith.

(iii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Borrower or any of its Subsidiaries, and (ii) make an appropriate response to any

Environmental Claim against Borrower or any of its Subsidiaries and discharge, in all material respects, any obligations it may have to any Person thereunder.

Section 6. NEGATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of all of the Loans and all other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness; Preferred Stock; Disqualified Stock.

Borrower shall not, and each of its Subsidiaries shall not, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, and Borrower shall not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any Preferred Stock, except:

(i) Borrower may become and remain liable with respect to the Obligations;

(ii) Borrower and each of its Subsidiaries may become and remain liable with respect to Indebtedness under or permitted by the Opco Credit Agreement as in effect on the Closing Date in aggregate principal amount under this clause (ii) not to exceed One Hundred Fifty Million Dollars ($150,000,000);

(iii) Any Subsidiary of Borrower may become and remain liable with respect to Interest Rate Agreement Obligations and Contingent Obligations permitted by Section 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Interest Rate Agreement Obligations and Contingent Obligations so extinguished;

(iv) Any Subsidiary of Borrower may become and remain liable with respect to Indebtedness in respect of Capital Leases and purchase money security interests permitted under Section 6.2A(iii) and other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Eight Hundred Thousand Dollars ($1,800,000) at any time outstanding;

(v) Opco may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Domestic Subsidiary of Opco may become and remain liable with respect to Indebtedness to Opco or any Subsidiary Guarantor;

(vi) Borrower may become and remain liable with respect to Subordinated Indebtedness in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000);

(vii) Any Subsidiary of Borrower may become and remain liable with respect to unsecured Indebtedness or issue Preferred Stock and Borrower may issue Disqualified Stock not to exceed, in the aggregate, Two Million Four Hundred Thousand Dollars ($2,400,000) at any one time outstanding.

6.2 Liens and Related Matters.

A. Prohibition on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Opco Collateral Documents; and

(iii) Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Opco or any Subsidiary Guarantor or to secure any Indebtedness permitted hereby (including Capital Leases) incurred by Opco or any Subsidiary Guarantor at the time of or within ninety (90) days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that all such Liens do not, at any time, in the aggregate secure Indebtedness in excess of the difference of One Million Eight Hundred Thousand Dollars ($1,800,000) minus the amount of other Indebtedness permitted under Section 6.1(iv) at such time outstanding.

For the avoidance of doubt, Borrower shall not, and shall not permit Opco or any of its other Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien to secure the payment of the Loan on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or Opco or any of Borrower’s other Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute.

B. No Further Negative Pledges. None of Borrower or its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its or their properties or assets, whether now owned or hereafter acquired other than (i) this Agreement and the Opco Credit Documents and (ii) any agreements governing any purchase money Liens or Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

C. No Restrictions on Subsidiary Distributions to Other Subsidiaries. Except as expressly provided in this Agreement or the Opco Credit Agreement as in effect on the Closing Date, Borrower will not, and will not permit its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower.

6.3 Investments; Acquisitions; Joint Ventures.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i) Opco and the Subsidiary Guarantors may make and own Investments in Cash Equivalents;

(ii) Borrower and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any of their respective Subsidiaries;

(iii) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under Section 6.1(v);

(iv) Opco and the Subsidiary Guarantors may make Consolidated Capital Expenditures permitted by Section 6.8;

(v) Opco may make and own Investments in other Subsidiaries in connection with Permitted Acquisitions permitted by Section 6.7;

(vi) Permitted Acquisitions;

(vii) Permitted Sale Notes;

(viii) Investments in Joint Ventures in community newspapers, specialty magazines and related publishing operations including websites and e-commerce or other businesses reasonably related thereto in an aggregate amount not to exceed at any time, One Million Eight Hundred Thousand Dollars ($1,800,000); and

(ix) Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective officers, directors and employees, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) does not exceed Two Hundred Forty Thousand Dollars ($240,000).

6.4 Contingent Obligations; Hedging Obligations.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Hedging Obligation, except:

(i) Opco and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of letters of credit issued pursuant to the Opco Credit Agreement;

(ii) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of the Opco Credit Documents;

(iii) Opco and the Subsidiary Guarantors may become and remain liable with respect to Interest Rate Agreement Obligations under Interest Rate Agreements required or permitted under the Opco Credit Agreement as in effect on the Closing Date;

(iv) Earnout arrangements or agreements entered into in connection with Permitted Acquisitions, in the aggregate not to exceed at any time, Two Million Four Hundred Thousand Dollars ($2,400,000); and

(v) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Acquisitions and Asset Sales or other sales of assets permitted hereunder.

For the avoidance of doubt, Borrower shall not permit Opco or any of its other Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any guaranty of, or Contingent Obligation in respect of, the Loan.

6.5 Restricted Payments.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing (except as expressly provided below) or shall be caused thereby:

(i) Borrower and its Subsidiaries may make Permitted Tax Distributions without regard to whether an Event of Default or Potential Event of Default shall have occurred and be continuing; and

(ii) Opco shall be permitted to make the ACN Earnout Payment to ACN Seller as set forth in the ACN Acquisition Agreement without regard to whether an Event of Default or Potential Event of Default shall have occurred and be continuing (except as provided in Section 7.5(ii) of the Opco Credit Agreement).

6.6 Financial Covenant.

A. Maximum Consolidated Total Debt Leverage Ratio. Borrower shall not permit the Consolidated Total Debt Leverage Ratio as at any date during or of any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Consolidated Total Debt Leverage Ratio
Closing Date to December 30, 2007	8.60:1.00
December 31, 2007 to June 29, 2008	8.35:1.00
June 30, 2008 to December 30, 2008	8.00:1.00
December 31, 2008 to December 30, 2009	7.50:1.00
December 31, 2009 to December 30, 2010	7.00:1.00
December 31, 2010 to December 30, 2011	6.75:1.00
December 31, 2011 to December 30, 2012	6.25:1.00
December 31, 2012 and thereafter	6.00:1.00

B. Certain Calculations. With respect to any period during which the ACN Acquisition or any other Permitted Acquisition occurs, for purposes of calculating the Consolidated Total Debt Leverage Ratio under this Agreement, such determinations shall be made with respect to such period on a pro forma basis by (i) adding (without duplication) to the amount of Consolidated EBITDA (determined as if all references to Borrower, Opco and their Subsidiaries in the definition of “Consolidated EBITDA” and in the definitions of the components thereof were references to the business that is the subject of the Permitted Acquisition) for such business so acquired for the most recent four (4) consecutive Fiscal Quarter period for which historical monthly financial statements are available, and, further, making reasonable pro forma adjustments thereto, if any, satisfactory to the administrative agent under the Opco Credit Agreement; provided that any such pro forma adjustments must also be approved by the Initial Lender if such pro forma adjustments, when taken together with other pro forma adjustments (excluding those items described on Schedule 1.1B annexed hereto as of the Closing Date), exceed Five Hundred Thousand Dollars ($500,000) per annum, and (ii) assuming that any related borrowings occurred on the first day of such period and adding (without duplication) to the amount of Consolidated Cash Interest Expense the pro forma interest accrued on such borrowings, calculated as an amount equal to the product of (a) actual Consolidated Cash Interest Expense attributable to such borrowings (based on the actual interest rate requested and received by Opco in connection with such Permitted Acquisition) during the period from the date such borrowings were made to the date of determination multiplied by (b) the ratio (1) 365 to (2) the number of days in such period, all such calculations to be reasonably satisfactory to the Initial Lender.

6.7 Restriction on Fundamental Changes; Asset Sales; Permitted Acquisitions.

Borrower shall not, and shall not permit any of its Subsidiaries to, alter their respective corporate, limited liability company, limited partnership, capital or legal structures, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of their business, property or assets (including their notes or receivables and Capital Stock of a Subsidiary of Borrower, whether newly issued or outstanding), whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property, or assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person or create any additional Subsidiaries, except:

(i) Any Subsidiary of Borrower may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(ii) Any Subsidiary of Borrower may (a) sell or otherwise dispose of assets in transactions that do not constitute Asset Sales and (b) may make Asset Sales of assets having a fair market value not in excess of Six Million Dollars ($6,000,000) individually or in the aggregate for a Fiscal Year, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (y) the sole consideration received shall be Cash or Cash and Permitted Sale Notes, and (z) the proceeds of such asset sales or other disposition shall be applied as required by the Opco Credit Agreement as in effect on the Closing Date; and

(iii) Any Subsidiary of Borrower may make acquisitions of Community Newspaper Publishing Assets, including the ACN Acquisition (in each case a “Permitted Acquisition”), subject to satisfaction of each of the following conditions (except the ACN Acquisition is not subject to these conditions):

(a) Each Lender shall receive at least thirty (30) Business Days’ prior written notice (or such shorter period as the Initial Lender may agree) of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) Concurrently with delivery of the notice referred to in clause (a) above, Borrower shall have delivered to each Lender, in form and substance satisfactory to the Initial Lender:

(I) such historical financial statements of the Community Newspaper Publishing Assets to be acquired as the Initial Lender shall, in its reasonable discretion, request (the “Historical Financial Statements”);

(II) if the purchase price for such Permitted Acquisition exceeds Six Million Dollars ($6,000,000) (including, without limitation, all deferred payments, non-compete or consulting payments (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price), all transaction costs and all Indebtedness, long term liabilities, current liabilities to the extent in excess of current assets, and contingent obligations incurred or assumed in connection therewith or otherwise reflected or to be reflected in a consolidated balance sheet of Borrower and its Subsidiaries), a pro forma consolidated balance sheet and statements of operations and cash flows of Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements and including pro forma Consolidated EBITDA adjustments approved by the Initial Lender, which financial statements shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, no Event of Default or Potential Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower and its Subsidiaries would have been in compliance with requirements set forth in Section 6 (including the financial covenants set forth in Section 6.6) for the four (4) Fiscal Quarter period reflected in the Compliance Certificate most recently delivered to the Lenders pursuant to Section 5.1(iv) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(III) if the purchase price for such Permitted Acquisition exceeds Six Million Dollars ($6,000,000) (including, without limitation, all deferred payments, non-compete or consulting payments (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price), all transaction costs and all Indebtedness, long term liabilities, current liabilities to the extent in excess of current assets, and contingent obligations incurred or assumed in connection therewith or otherwise reflected or to be reflected in a consolidated balance sheet of Borrower and its Subsidiaries), updated versions of the most recently delivered projected financial statements of Borrower and its Subsidiaries (the “Acquisition Projections”), which projected financial statements shall be based upon historical financial data of a recent date reasonably satisfactory to the Initial Lender, taking into account such Permitted Acquisition; and

(IV) a certificate of the chief financial officer of Borrower or other Officer of Borrower acceptable to Requisite Lenders to the effect that (w) the applicable Historical Financial Statements fairly present, in all material respects, the financial condition of the applicable Community Newspaper Publishing Assets as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (x) if applicable, the Acquisition Pro Forma fairly presents in all material respects the financial condition of Borrower, its Subsidiaries, and the Community Newspaper Publishing Assets as of the date thereof after giving effect to the Permitted Acquisition; (y) if applicable, the Acquisition Projections are reasonable estimates of the future financial performance of Borrower, its Subsidiaries and the applicable Community Newspaper Publishing Assets subsequent to the date thereof based upon the historical performance of Borrower, its Subsidiaries and the applicable Community Newspaper Publishing Assets and show that Borrower shall continue to be in compliance with the financial covenants set forth in Section 6.6 through December 31, 2013, and (z) Opco has completed its due diligence investigation with respect to the applicable Community Newspaper Publishing Assets and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered and reasonably acceptable to the Initial Lender; provided that if Borrower is not required to provide Acquisition Projections pursuant to Section 7.7(iii)(b)(III) above, Borrower shall have delivered to each Lender an Officer’s Certificate, in form and substance reasonably satisfactory to the Initial Lender, demonstrating that after giving effect to any pro forma adjustments satisfactory to the Initial Lender to reflect the transactions occurring on the closing date for such Permitted Acquisition, including any Loans made on such closing date and the consummation of such Permitted Acquisition, and subject to Section 6.6B. Borrower shall continue to be in compliance with the applicable Consolidated Total Debt Leverage Ratio set forth in Section 6.6A.

(c) As soon as practicable, but in any event on or prior to the date of such Permitted Acquisition, Lenders shall have received, in form and substance reasonably satisfactory to the Initial Lender, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Initial Lender including those specified in the Sections 6.8 and 6.9;

(d) no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result from, such Permitted Acquisition, and Borrower shall have delivered to the Lenders an Officer’s Certificate to such effect;

(e) Borrower shall have updated each of the Schedules to this Agreement to the extent necessary to reflect changes resulting from the consummation of such Permitted Acquisition, in each case in form and substance reasonably satisfactory to Initial Lender, and Borrower shall have delivered to Initial Lender an Officer’s Certificate to which such updated Schedules shall be attached certifying that such Schedules are true, correct and complete as of the date of such Permitted Acquisition; and

(f) the sum of all amounts payable in connection with (I) any single Permitted Acquisition (including, without limitation, all deferred payments, non-compete or consulting payments (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price), all transaction costs and all Indebtedness, long term liabilities, current liabilities to the extent in excess of current assets, and contingent obligations incurred or assumed in connection therewith or otherwise reflected or to be reflected in a consolidated balance sheet of Borrower, its Subsidiaries and the Community Newspaper Assets) shall not exceed Eighteen Million Dollars ($18,000,000), and (II) all Permitted Acquisitions (including, without limitation, all deferred payments, non-compete or consulting payments (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price), all transaction costs and all Indebtedness, long term liabilities, current liabilities to the extent in excess of current assets, and contingent obligations incurred or assumed in connection therewith or otherwise reflected or to be reflected in a consolidated balance sheet of Borrower, its Subsidiaries and the Community Newspaper Assets) shall not exceed Thirty-Six Million Dollars ($36,000,000) in the aggregate, in each case exclusive of amounts payable in connection with the ACN Acquisition.

6.8 Consolidated Capital Expenditures.

Neither Borrower nor its Subsidiaries shall make or incur Consolidated Capital Expenditures, provided that any Subsidiary of Borrower may make or incur Consolidated Capital Expenditures in any Fiscal Year in an aggregate amount up to and including Two Million Two Hundred Fifty Thousand Dollars ($2,250,000). Notwithstanding anything to the contrary contained in this Section 6.8, to the extent that the aggregate amount of Capital Expenditures made by Subsidiaries in any Fiscal Year is less than the amount permitted for such Fiscal Year pursuant to this Section 6.8, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding Fiscal Year; provided that any Rollover Amount carried forward to the next succeeding Fiscal Year shall not be deemed to have been utilized to make Capital Expenditures until after the utilization of the amount set forth in the first sentence of this Section 6.8 for Capital Expenditures permitted to be made in such Fiscal Year, and such Rollover Amount may not be carried forward to any subsequent Fiscal Year.

6.9 Transactions with Members and Affiliates.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction, agreement or arrangement (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any Capital Stock or class of equity Securities of Borrower or its Subsidiaries or with any Affiliate of any thereof (including any members thereof) or of any such holder, on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to any transaction between or among Borrower and its Subsidiaries that are expressly permitted under the terms and provisions of this Agreement.

6.10 Sales and Lease-Backs.

Borrower shall not, and shall not permit any of their its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person in connection with such lease.

6.11 Conduct of Business.

From and after the Closing Date, Borrower shall not permit its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Subsidiary on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. Borrower shall not (i) engage in any business other than (a) entering into and performing its obligations under this Agreement and the Related Agreements to which it is a party, and (b) holding the Capital Stock of its Subsidiaries and taking such other actions as managing member in the ordinary course of business, or (ii) own any non-cash assets other than the Capital Stock of Borrower.

6.12 Amendments or Waivers of Certain Agreements; Amendments of Documents Related to Subordinated Indebtedness.

A. No Amendment or Waiver of ACN Acquisition Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any amendment to, or waive any of their rights under, any of the ACN Acquisition Documents (other than amendments or waivers which individually or in the aggregate would not be materially adverse to Borrower or any of its Subsidiaries or any Lender), without in each case obtaining the prior written consent of the Initial Lender to such amendment or waiver.

B. Organizational Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, amend, supplement, waive any rights under, or otherwise modify their respective Organizational Documents (other than amendments or waivers which individually or in the aggregate would not be materially adverse to Borrower or any of its Subsidiaries or any Lender) without in each case obtaining the prior written consent of the Initial Lender to such amendment, supplement or waiver.

6.13 Fiscal Year.

Borrower shall not, and shall not permit any of their respective Subsidiaries to, change their Fiscal Year-end without the consent of the Requisite Lenders.

Section 7. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

7.1 Failure to Make Payments When Due.

Failure by Borrower to pay the principal of the Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; failure by Borrower to pay interest on any Loan within three (3) Business Days after the date due; or failure by Borrower to pay any other amount due under this Agreement within three (3) Business Days after the date due; or

7.2 Breach of Certain Covenants.

Failure of Borrower to perform or comply with any term or condition contained in Section 2.5, Section 5.1(i), Section 5.2, Section 5.4B, or Section 6 of this Agreement; or

7.3 Breach of Warranty.

Any representation, warranty, certification or other statement made by Borrower in this Agreement or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made or deemed made; or

7.4 Other Covenant Defaults.

Borrower shall default in the performance of or compliance with any term contained in this Agreement, other than any such term referred to in any other Section of this Section 7, and such default shall not have been remedied or waived within thirty (30) days or more; or

7.5 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of any of property of Borrower or any of its Subsidiaries, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of the property of Borrower or any of its Subsidiaries; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for forty-five (45) days unless dismissed, bonded or discharged; or

7.6 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing

Body of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.7 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Nine Hundred Thousand Dollars ($900,000) or (ii) in the aggregate at any time an amount in excess of Nine Hundred Thousand Dollars ($900,000) (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

7.8 Dissolution.

Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or any of its Subsidiaries, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

7.9 Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any of its Subsidiaries or their respective ERISA Affiliates in excess of Two Hundred Forty Thousand Dollars ($240,000) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds Two Hundred Forty Thousand Dollars ($240,000); or

THEN (i) upon the occurrence of any Event of Default described in Section 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations (other than Interest Rate Agreement Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make its Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Requisite Lenders may, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable.

Section 8. MISCELLANEOUS

8.1 Successors and Assigns; Assignments and Participations in Loans.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this Section 8.1). Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may, without the consent of Borrower, assign, to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided, that no Lender may assign any portion of its rights or obligations under this Agreement pursuant to this Section 8.1(b)(i) if such assignment would result in there being more than three (3) Lenders hereunder (including the Initial Lender), except that the foregoing limitation shall not apply upon the occurrence and during the continuation of any Event of Default; provided, further, that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the principal amount of the Loans of the assigning subject to each such assignment shall not be less than Five Hundred Thousand Dollars ($500,000) (or, if less, the entire remaining amount of such Lender’s Loans) and shall be in integral multiple amounts of Five Hundred Thousand Dollars ($500,000) (or the entire remaining amount of such Lender’s Loans), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, and (c) the parties to each assignment shall execute and deliver to Borrower an Assignment Agreement, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Borrower information reasonably requested by Borrower, including such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Borrower pursuant to Section 2.6B(iii). Upon such execution and delivery, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 8.9) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes to Borrower for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto, with appropriate insertions, to reflect the new principal amounts of the Loans of the assignee and/or the assigning Lender, as the case may be. Other than as provided in Section 8.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.1C.

(ii) Acceptance by Borrower. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, and any forms, certificates or other evidence with respect to United States federal income Tax withholding matters that such assignee may be required to deliver to Borrower pursuant to Section  2.6B(iii), Borrower shall accept such Assignment Agreement by executing a counterpart thereof as provided therein and record the information contained therein in the Register (as defined below).

(iii) The Register. Borrower shall maintain at one of its offices a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant tot the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable notice.

C. Participations. Any Lender may, without the consent of, or notice to, Borrower, sell participations to one or more Persons (other than a natural Person or its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this Section 8.1C, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender, provided such Participant agrees to be subject to Section 8.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.6 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.6B(iii) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Borrower or any of its Subsidiaries in the possession of that Lender from time to time to eligible assignees and participants (including prospective assignees and participants), subject to Section 8.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 8.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

8.2 Expenses.

Following the consummation of the transactions contemplated by this Agreement on the Closing Date, and only in such event, Borrower agrees to pay promptly (i) all reasonable costs and expenses of negotiation, preparation and execution of this Agreement and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for Borrower and its Subsidiaries (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower’s and each of its Subsidiaries’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement, including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to the Initial Lender in connection with the negotiation, preparation, execution and administration of this Agreement and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all other reasonable costs and expenses incurred by each Lender in connection with the syndication of the Loans; (v) all reasonable costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Initial Lender and its counsel relating to efforts to evaluate or assess Borrower or any of its Subsidiaries, its business or financial condition; and (vi) all costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

8.3 Indemnity.

In addition to the payment of expenses pursuant to Section 8.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each of the Lenders, and the officers, directors, employees, representatives, agents and Affiliates of each of the Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any provision or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY CREDIT DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

8.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Borrower or its Subsidiaries against and on account of the Obligations of Borrower to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, including all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

8.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under this Agreement or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower, or any of its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower and each of its Subsidiaries expressly consent to the foregoing arrangement and agree that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of Section 8.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

8.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the written consent of: (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders), (1) reduce the principal amount of any Loan, (2) postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2C) or the amount of any fees payable hereunder (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee); (b) each Lender, (1) change in any manner the definition of “Requisite Lenders,” (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, or (3) change in any manner or waive the provisions contained in Section 7.1 or this Section 8.6. In addition, (i) any amendment, modification, termination or waiver of any of the material provisions contained in Section 3 shall be effective only if evidenced by a writing signed by or on behalf of Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii)  no amendment, modification, termination or waiver of any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Initial Lender shall be effective without the written concurrence of the Initial Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

8.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

8.8 Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile in complete and legible form, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to any Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or, as to Borrower, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto.

This Agreement, consents, waivers and notices under this Agreement may be transmitted and/or signed by facsimile or by email in .pdf format. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all parties hereto. Any Lender may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile or permitted email document or signature.

8.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.6, 8.2, 8.3, 8.4, 8.16 and 8.17 and the agreements of Lenders set forth in Sections 8.5 and 8.17 shall survive the payment of the Loans and the termination of this Agreement.

8.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or any other document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11 Marshalling; Payments Set Aside.

No Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lenders, or Lenders exercise their rights of setoff, and such setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

8.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein, and no action taken by Lenders pursuant hereto, shall be deemed to constitute Lenders, or Lenders and Borrower, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, Section 2.1C hereof), any transaction contemplated by this Agreement, any Loan or the use of proceeds thereof.

8.14 Applicable Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

8.15 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) no Lender or other agent has any fiduciary relationship with or duty to Borrower or any of its Subsidiaries arising out of or in connection with this Agreement, and the relationship between Lenders, on one hand, and Borrower or its Subsidiaries, on the other hand, in connection herewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

8.16 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREE THAT THE PROVISIONS OF THIS SECTION 8.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

8.17 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 7 AND EXECUTED BY EACH OF THE

PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.18 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.18, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 8.18 or (ii) becomes available to any Lender on a nonconfidential basis from a source other than Borrower or any of its Subsidiaries or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall exercise commercially reasonable efforts to notify Borrower (but shall not be liable for failure to do so) of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. In addition, Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Lenders. Notwithstanding anything to the contrary set forth herein or any other express or implied agreement, arrangement or understanding, if any, the obligations of confidentiality contained herein and therein shall not apply to the Tax structure or Tax treatment of the transactions contemplated herein and under the Related Agreements, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the Tax structure and Tax treatment of such transactions except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. The preceding sentence is intended to cause such transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax structure of such transactions or any Tax matter or Tax idea related to such transactions.

8.19 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

8.20 Entire Agreement. This Agreement and the Notes constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Notes.

8.21	USA PATRIOT Act Notice.

Each Lender hereby notifies Borrower and its Subsidiaries that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the names and addresses of Borrower and its Subsidiaries and other information that will allow such Lender to identify Borrower and its Subsidiaries in accordance with the PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
COURTSIDE ACQUISITION CORP.
By:	/s/ Gene Carr
Name: Gene Carr
Title: Chief Executive Officer

Notice Address:
14875 Landmark Boulevard, Suite 110 Dallas, Texas 75254 Attn.: Daniel J. Wilson, Chief Financial Officer Telephone: (972) 628-4080 Facsimile: (972) 801-3496

with a copy to:
Graubard Miller 405 Lexington Avenue, 19th Floor New York, New York Attn.: David A. Miller, Esq. Telephone: (212) 818-8800 Facsimile: (212) 818-8881

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LENDERS:
ARES CAPITAL CORPORATION as Initial Lender

By:	/s/ Richard Davis
Name: Richard Davis
Title: Vice President — Finance and Administration

Notice Address:
Ares Capital Corporation 280 Park Avenue New York, NY 10017 Attn.: Mitchell S. Goldstein Telephone: (212) 750-7300 Facsimile: (212) 750-1777

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